EXHIBIT 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE September 12, 2014	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Receives Continued Listing Standards Notice from the New York Stock Exchange

HOUSTON, TX – (September 12, 2014) On September 8, 2014, Cal Dive International, Inc. (NYSE:DVR) (the "Company") received notice from the New York Stock Exchange that it does not currently satisfy the minimum share price standard for continued listing of the Company's common stock.  Specifically, on August 27, 2014, the 30-trading-day average closing price per share of the Company's common stock was below $1.00, the minimum average share price required for continued listing under NYSE rules.
As required by NYSE rules, the Company will notify the NYSE by September 22, 2014 of its intent to cure the share price deficiency and to return to compliance with this continued listing standard.  Under NYSE rules, the Company has six months to regain compliance with this continued listing standard and avoid delisting, subject to possible extension through the date of the Company's next annual meeting of stockholders, should stockholder approval be required to effect a strategy to cure the share price deficiency.  In particular, each of the ending and 30-trading-day average share prices of the Company's common stock must equal or exceed $1.00 by March 8, 2015 (unless extended) or on the last trading day of any month prior to that date.
The Company is considering its available options to regain compliance and is pursuing various strategies to satisfy the continued listing standard, including restoring investor confidence by executing on its previously-announced plan to refinance its senior secured revolving credit facility, which it expects to complete by September 30, 2014.  In addition, the Company continues to develop and complete ongoing restructuring initiatives to improve operations and reduce costs.
The Company's common stock continues to be listed and to trade on the NYSE, subject to the Company's compliance with other NYSE continued listing requirements.  The NYSE notification does not affect the Company's business operations or its Securities and Exchange Commission reporting requirements.  The Company's receipt of this notification did not trigger a fundamental change with respect to the Company's 5.0% convertible senior notes due 2017, or otherwise affect any of the Company's existing contractual or debt obligations.

About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.
Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  In particular, although the Company intends to regain compliance with the NYSE's continued listing standards, there can be no assurance that it will be able to do so.  Failure to regain compliance could result in the Company's common stock being delisted from the NYSE, which could reduce the liquidity and market price of the Company's common stock and further impair the Company's ability to conduct equity financings and access the public capital markets.  Additional factors that could cause the Company's results to differ materially include the Company's significant indebtedness and constraints on the Company's liquidity, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.